EX-99.B(d)(2)(iii)

APPENDIX A

PEREGRINE INVESTMENT SUB-ADVISORY AGREEMENT

WELLS FARGO FUNDS TRUST

Funds Trust Funds

Aggressive Allocation Fund

Conservative Allocation Fund

Diversified Equity Fund

Diversified Small Cap Fund

Growth Balanced Fund

Growth Equity Fund

Large Company Growth Fund

Moderate Balanced Fund

Small Company Growth Fund

Small Company Value Fund

Most recent annual approval by the Board of Trustees: March 31, 2006

Appendix A amended: March 31, 2006

SCHEDULE A

PEREGRINE INVESTMENT SUB-ADVISORY AGREEMENT

FEE AGREEMENT

WELLS FARGO FUNDS TRUST

This fee agreement is made as of the 27th day of November, 2001, by and between Wells Fargo Funds Management, LLC (the “Adviser”) and Peregrine Capital Management, Inc. (the “Sub-Adviser”) and

WHEREAS, the parties and Wells Fargo Funds Trust (the “Trust”) have entered into an Investment Sub-Advisory Agreement (“Sub-Advisory Agreement”) whereby the Sub-Adviser provides investment management advice to each series of the Trust as listed in Appendix A to the Sub-Advisory Agreement (each a “Fund” and collectively the “Funds”).

WHEREAS, the Sub-Advisory Agreement provides that the fees to be paid to the Sub-Adviser are to be as agreed upon in writing by the parties.

NOW THEREFORE, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated as follows on a monthly basis by applying the following annual rates per Fund:

Name of Fund	Breakpoints	Sub-Advisory Rate
Large Company Growth Fund	First 25M Next 25M Next 225M Over 275M	0.75 0.60 0.50 0.30	% % % %
Small Company Growth Fund	First 50M Next 130M Next 160M Next 345M Next 50M Over 735M	0.90 0.75 0.65 0.50 0.52 0.55	% % % % % %
Small Company Value Fund	First 175M Over 175M	0.50 0.75	% %

Additionally, the parties agree that the fees to be paid to the Sub-Adviser under the Sub-Advisory Agreement shall be calculated as follows on a monthly basis by applying the following annual rates per Fund for assets formerly invested in the following Portfolios:

Name of Fund	Breakpoints	Sub-Advisory Rate
Large Company Growth Portfolio	First 25M Next 25M Next 225M Over 275M	0.75 0.60 0.50 0.30	% % % %
Small Company Growth Portfolio	First 50M Next 130M Next 160M Next 345M Next 50M Over 735M	0.90 0.75 0.65 0.50 0.52 0.55	% % % % % %
Small Company Value Portfolio	First 175M Over 175M	0.50 0.75	% %

No fee, shall be payable hereunder with respect to a Fund during any period in which the Fund invests all (or substantially all) of its investment assets in a registered, open-end, management investment company, or separate series thereof, in accordance with and reliance upon Section 12(d)(1)(E) under the 1940 Act (“Dormant Provision”).

If the Sub-Adviser shall provide management and other services for less than the whole of a month, or if the Sub-Adviser shall become entitled to received fees by reason of a Fund not investing in accordance with the Dormant Provision for less than the whole of a month, the foregoing compensation shall be prorated based on the number of days in the month that such Sub-Adviser provided such services to the Fund or was entitled to fees.

The net assets under management against which the foregoing fees are to be applied are the net assets as of the last day of the month. If this fee agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this agreement is in effect shall be subject to a pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month. During any period when the determination of net asset value is suspended, the net asset value for the last day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of the month.

The foregoing fee schedule is agreed to as of March 31, 2006 and shall remain in effect until changed in writing by the parties.

WELLS FARGO FUNDS MANAGEMENT, LLC

By:	/s/ Andrew Owen
Andrew Owen
Senior Vice President

PEREGRINE CAPITAL MANAGEMENT, INC.

By:
Robert B. Mersky
President

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